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                                                                    Exhibit 3.13

                            CERTIFICATE OF INCREASE
                                      OF
                          AUTHORIZED NUMBER OF SHARES
                                      OF
                     SERIES B CONVERTIBLE PREFERRED STOCK
                                      OF
                       THE ASHTON TECHNOLOGY GROUP, INC.

  (Pursuant to Section 151 of the General Corporation Law of the state of Delaware)


          The Ashton Technology Group, Inc. (the "Company"), a corporation existing under the General Corporation Law of the state of Delaware,

                             DOES HEREBY CERTIFY:

          That the Certificate of Incorporation of the Company was filed in the Office of the Secretary of State of the State of Delaware on February 16, 1994, and a Certificate of Designation was filed in said Office of the Secretary of State on January 26, 1998, as subsequently corrected, pursuant to which the Company was authorized to issue up to 550,000 shares of Series B Convertible Preferred Stock;

          That the Board of Directors of the Company at a meeting held on May 6, 1998 duly adopted a resolution authorizing and directing an increase in the authorized number of shares of Series B Convertible Preferred Stock of the Company, from 550,000 shares to 590,000 shares, all in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, said The Ashton Technology Group, Inc. has caused this Certificate to be signed by Arthur J. Bacci, its President, this 17/th/ day of August 1999.

                              THE ASHTON TECHNOLOGY GROUP, INC.

                              By:  /s/ Arthur J. Bacci
                                   ---------------------------------------------
                                       Arthur J. Bacci
                                       President